Exhibit 10.35

Anacor Pharmaceuticals, Inc.

1020 East Meadow Circle

Palo Alto, CA  94303

March 18, 2014

VIA PDF

Paul Berns

Re:  Employment Terms

Dear Paul:

Anacor Pharmaceuticals, Inc. (the “Company”) is pleased to offer you the position of President and Chief Executive Officer (collectively, “CEO”) on the following terms. Your employment shall commence on March 18, 2014 or such other date as you and the Company’s Board of Directors (the “Board”) mutually agree.

POSITION

You will serve in an executive capacity and shall perform the duties of CEO as commonly associated with this position and as required by the Company. In this key position, you will primarily be responsible for general management of all operations and business of the Company. You will also serve as leader of the management team and report to the Board.  In addition, you will continue as Chairman of the Board, and the Board will continue to nominate you to serve as a member of the Board for so long as you remain the CEO of the Company.

During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies or applicable law) to the business of the Company.

Your employment relationship with the Company shall also be governed by the general employment policies and practices of the Company (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), and you will be required to abide by the general employment policies and practices of the Company made available to you.

COMPENSATION

Your initial base salary will be paid at the rate of $48,333.33 per month, which is equivalent to $580,000 annually, less standard payroll deductions and withholdings. You will be paid semi-monthly in accordance with Company practice and policy. As a full-time exempt employee, you will be expected to work the Company’s normal business hours and such additional time as may be required by the nature of your work assignments; and you will not be eligible for overtime compensation.

In addition, you will be eligible to earn an annual performance bonus of up to sixty-five percent (65%) of your annual base salary (“Performance Bonus”) based on the achievement of the Company’s goals, to be established by the Board or the Compensation Committee in consultation with you.  The Performance Bonus, if earned, will be paid less all applicable taxes and withholdings. As a condition precedent to earning and receiving a Performance Bonus, you must remain an active employee with the Company through the date the bonus is paid. If your employment has been terminated for any reason before such date, whether by you or the Company, then, except as provided herein, you will not be entitled to any Performance Bonus.

Your compensation package will be reviewed on an annual or more frequent basis by the Board (or any authorized committee thereof), and is subject to change in the discretion of the Board (or any authorized committee thereof).

EQUITY

Subject to approval by the Board, the Company will grant you two options totaling 400,000 shares of common stock of the Company as follows:  (a) an option (the “Base Option”) to purchase 300,000 shares of the Company’s common stock, subject to vesting as described below; and (b) an option (the “Performance Option”, collectively, with the Base Option, the “Options”) to purchase 100,000 shares of the Company’s common stock, subject to vesting as described below.  Each of the Options will be granted pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”) and the Company’s standard form of Stock Option Grant Notice and Stock Option Agreement (collectively, the “Options Agreements”).  The Options will have an exercise price per share equal to the closing trading price per share of the Company’s common stock as of the date of grant. The Options will be governed in full by the terms and conditions of this letter, the Plan and your individual Option Agreements.

The Base Option will be subject to a four-year vesting period with twenty-five percent (25%) of the shares subject to the Option vesting on the one year anniversary of your commencement of employment, and one-forty-eighth (1/48 th) of the shares subject to the Option vesting each month thereafter, such that all of the Base Option shares shall have vested and become exercisable as of the fourth anniversary of the vesting commencement date, provided that in each instance you remain in the Company’s “Continuous Service” (as defined in the Option Agreement) through such vesting dates.

The Performance Option will have a term of four years from the date of grant and be subject to vesting in full if during such four-year term the volume-weighted average price (“VWAP” on Bloomberg) for the Company’s common stock exceeds $30 per share (using the VAP function on Bloomberg for the Company “ANAC US EQUITY VAP”, or successor thereof) for 30 consecutive trading days prior to the expiration date of the Performance Option, provided that you remain in the Company’s “Continuous Service” through such vesting date.  The price per share shall be adjusted proportionately in the event of any split, dividend, combination or reclassification of shares of the Company’s common stock.

In addition, subject to approval by the Board, you will be granted two grants of restricted stock units for a total of 350,000 shares of the Company’s common stock as follows:  (a) a restricted stock unit award of 300,000 shares of the Company’s common stock (the “Base RSU Award”), subject to vesting as described below; and (b) a restricted stock unit award of 50,000 shares of the Company’s common stock (the “Performance RSU Award” and collectively with the Base RSU Award, the “RSU Awards”), subject to vesting as described below.  The RSU Awards will be granted pursuant to the terms of the Plan and the Company’s standard form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement (the “RSU Agreement”) and governed in full by the terms of this letter, the Plan and your individual RSU Agreement.

The Base RSU Award shall be subject to a four-year vesting period with 25% of the shares subject to the Base RSU Award vesting on the one year anniversary of your employment commencement date, and one-fourth (1/4th) of the shares subject to the Base RSU Award vesting annually on each anniversary of your employment commencement date thereafter, provided that you remain in the Company’s “Continuous Service” (as defined in the RSU Agreement) through such vesting date.

The Performance RSU Award will have a term of four years from the date of grant and be subject to vesting in full if during such four-year term the volume-weighted average price (“VWAP” on Bloomberg) for the Company’s common stock exceeds $30 per share (using the VAP function on Bloomberg for the Company “ANAC US EQUITY VAP”, or successor thereof) for 30 consecutive trading days prior to the expiration date of the Performance RSU Award, provided that you remain in the Company’s “Continuous Service” through such vesting date.  The price per share shall be adjusted proportionately in the event of any split, dividend, combination or reclassification of shares of the Company’s common stock.

BENEFITS

You will be eligible to participate in the Company’s standard employee benefit plans in accordance with the terms and conditions of the plans and applicable policies that may be in effect from time to time, and provided by the Company to its executive employees generally, including but not limited to group health insurance coverage, disability insurance, life insurance, and 401(k) Plan. In addition, in accordance with the Company’s paid time off (“PTO”) policies, you will accrue PTO at an annual rate of four (4) weeks or twenty (20) days, subject to a maximum permitted accrual cap of thirty (30) days. In your fifth (5th) year of employment with the Company, you will accrue PTO at an annual rate of five (5) weeks or twenty-five (25) days, subject to a maximum permitted accrual cap of thirty-eight (38) days. The Company may modify its benefits programs from time to time in its discretion.

AT-WILL EMPLOYMENT RELATIONSHIP

Your employment relationship with the Company is at-will. Accordingly, both you and the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice.  Your employment being at-will also means that your position, job duties, work location, title and responsibility and reporting level and relationship, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.  This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and a duly authorized member of the Board of Directors.  Notwithstanding the foregoing, you shall be entitled to severance upon certain terminations of employment as set forth below.

BENEFITS UPON TERMINATION OF EMPLOYMENT

Termination In Connection with or Following a Change of Control.  In the event that your employment is terminated as a result of an involuntary termination other than for Cause (as defined below) or if you resign for Good Reason at any time within ninety (90) days prior to and twelve (12) months following the effective date of a Change of Control (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then you will be entitled to receive severance benefits as follows, subject to your satisfaction of the release of claims agreement condition set forth below: (i) a lump sum severance payment in an amount equivalent to twenty-four (24) months of your base salary in effect as of the date of your employment termination or, if greater, the date of the Change of Control, subject to standard payroll deductions and withholdings, with such payment made on the 60th day following your Separation from Service; (ii) a lump sum payment in an amount equal to the greater of (a) two-times the Performance Bonus paid to you for the year prior to the year in which your employment terminates, or (b) two-times the target Performance Bonus you are eligible to receive for the year in which your employment terminates, subject to standard payroll deductions and withholdings, with such payment made on the 60th day following your Separation from Service; (iii) a prorated Performance Bonus based on your target bonus for the year in which your employment terminates, based upon meeting Company goals as determined by the Board and prorated based on the period of time during the year that you were employed by the Company, subject to standard payroll deductions and withholdings, with such payment made on the 60th day following your Separation from Service; (iv) continuation of the health insurance benefits provided to you for you and your eligible dependents immediately prior to the Change of Control at Company expense pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law, through the earlier of the date that is twenty-four (24) months after your employment termination date or the date upon which you are no longer eligible for such COBRA or other benefits under applicable law; (v) with respect to equity awards, (A) if the Change of Control occurs prior to your second anniversary of employment as CEO, each equity award, including each option to purchase shares of the Company’s Common Stock, RSU award and restricted stock award granted to you over the course of your employment with the Company and held by you on the date of termination of your employment shall become immediately vested and, if applicable, exercisable as to 100% of the then unvested portion of such awards, or (B) if the Change of Control occurs on or after your second anniversary of employment as CEO, each equity award other than the Performance Option and Performance RSU Award, but including each option to purchase shares of the Company’s Common Stock, RSU award and restricted stock award otherwise granted to you over the course of your employment with the Company and held by you on the date of termination of your employment shall become immediately vested and, if applicable, exercisable as to 100% of the then unvested portion of such awards; (vi) each stock option and stock appreciation right (if any) held by you shall remain exercisable until the earlier of the first anniversary of your termination of employment or the original expiration date thereof, provided that your option or stock appreciation right may be subject to earlier termination pursuant to the terms and conditions of the equity plan under which it is granted in connection with the Change of Control;  and (vii) the Company will pay for outplacement counseling and services for three (3) months, to be provided by a mutually agreed third party provider, commencing upon the date of your employment termination.  On the 60th day following your Separation from Service, the Company will make the first payment under clause (iv) above equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such 60th day, with the balance of the payments paid thereafter on the schedule described above.  In addition, you will receive payment(s) for all earned and unpaid salary and bonuses and all accrued but unused PTO as of the date of your employment termination.  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA benefits set forth in clause (iv) above without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the date that is twenty-four (24) months after your employment termination date.

Termination Not In Connection with or Following a Change of Control.  In the event that your employment is terminated as a result of an involuntary termination other than for Cause (as defined below) or if you resign for Good Reason at any time more than ninety (90) days prior to or more than twelve (12) months following the effective date of a Change of Control, and provided such termination constitutes a Separation from Service, then you will be entitled to receive severance benefits as follows, subject to your satisfaction of the release of claims agreement condition set forth below:  (i) a lump sum severance payment in an amount equivalent to eighteen (18) months of your base salary in effect as of the date of your employment termination, subject to standard payroll deductions and withholdings, with such payment made on the 60th day following your Separation from Service; (ii) a prorated Performance Bonus for the year in which your employment terminates, based upon meeting Company goals as determined by the Board and prorated based on the period of time during the year that you were employed by the Company, subject to standard payroll deductions and withholdings, with such payment made on the 60th day following your Separation from Service; (iii) continuation of the health insurance benefits provided to you for you and your eligible dependents immediately prior to your employment termination at Company expense pursuant to the terms of COBRA or other applicable law, through the earlier of the date that is eighteen (18) months after your employment termination date or the date upon which you are no longer eligible for such COBRA or other benefits under applicable law; (iv) each stock option and stock appreciation right (if any) held by you shall remain exercisable until the earlier of the first anniversary of your termination of employment or the original expiration date thereof, provided that your option or stock appreciation right may be subject to earlier termination pursuant to the terms and conditions of the plan under which it is granted in the event a Change of Control occurs within this extended exercise period; and (v) the Company will pay for outplacement counseling and services for three (3) months, to be provided by a mutually agreed third party provider, commencing upon the date of your employment termination.  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA benefits set forth in clause (iii) above without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the date that is eighteen (18) months after your employment termination date.  On the 60th day following your Separation from Service, the Company will make the first payment under this clause (iii) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such 60th day, with the balance of the payments paid thereafter on the schedule described above.  In addition, you will receive payment(s) for all earned and unpaid salary and bonuses and all accrued but unused PTO as of the date of your employment termination.

Termination for Cause or Resignation other than for Good Reason.  If your employment is terminated for Cause at any time or if you voluntarily resign from the Company at any time for any reason other than Good Reason in the context of a Change of Control as set forth above, then you shall not be entitled to receive payment of any severance benefits under this Agreement.  You will receive payment(s) for all earned and unpaid salary and bonuses and all accrued but unused PTO as of the date of your employment termination, and your benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                 Change of Control.  “Change of Control” shall mean (i) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company (other than the transfer of the Company’s assets to a majority-owned subsidiary corporation); (ii) a merger or consolidation in which the Company is not the surviving corporation (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction); (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the Company); or (iv) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation if the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction; provided further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 50% or more of the Outstanding Common Stock or 50% or more of the Outstanding Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control.

(b)                                 Cause.  “Cause” shall mean the occurrence of one or more of the following as determined by the Board acting reasonably and in good faith based on the information then known to it:  (i) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) your conviction of a felony involving moral turpitude or dishonesty; (iii) your knowing and active participation in a fraud or significant act of dishonesty against the Company; (iv) your intentional and material damage to the Company’s property or (v) your material breach of this letter, the Company’s written policies, or the Confidential Information Agreement (as defined below) that is not remedied by you within thirty (30) days of written notice of such breach from the Board.  Notwithstanding anything herein to the contrary, your physical or mental Disability or death shall not constitute Cause.

(c)                                  Good Reason.  “Good Reason” for your resignation of your employment will exist following the occurrence of any of the following without your consent:  (A) a material reduction or change in job duties, responsibilities or authority inconsistent with your position with the Company and your prior duties, responsibilities or authority; (B) a reduction of your base compensation by more than 10 percent (10%); (C) a relocation of the principal place for performance of your duties to the Company to a location more than twenty-five (25) miles from the then current headquarters location of the Company or a requirement to commute to headquarters from a location more than twenty-five (25) miles from Middleton, WI; or (D) a material breach by the Company of this letter (it being understood that the failure of any successor to the Company to assume and agree to perform the obligations of the Company set forth herein shall constitute a material breach of this letter); provided, in each case, that you give written notice to the Company of the event forming the basis of the Good Reason resignation within sixty (60) days of the date on which you receive written notice from the Company of such event, the Company fails to cure such basis for the Good Reason resignation within thirty (30) days after receipt of your written notice and you terminate employment within one hundred twenty (120) days following the date on which you received written notice from the Company of the event forming the basis for the Good Reason resignation.

(d)                                 Permanent Disability.  “Permanent Disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

Parachute Payments.  In the event that the acceleration and severance benefits provided for in this letter (A) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (B) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits hereunder shall be payable either:  (X) in full, or (Y) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits hereunder, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Company and you otherwise agree in writing, any determination required under this paragraph shall be made in writing by the public accountants regularly engaged for audit services by the Company (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph.  The Company shall bear all costs the Accountants may incur in connection with any calculations contemplated by this paragraph.  In the event that a reduction in payments and/or benefits is required under this paragraph, such reduction shall occur in the following order: (1) reduction of cash payments; (2) reduction of acceleration of vesting of options, RSUs and shares; and (3) reduction of other benefits paid to you.  If the acceleration of vesting of options, RSUs and shares is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the highest price option grant or highest purchase price per share down to the lowest priced option grant or lowest purchase price per share.

Limitations and Conditions on Benefits

(a)                                 Income and Employment Taxes.  You agree that you shall be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that apply to any payment made hereunder, that your receipt of any benefit hereunder is conditioned on your satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(b)                                 Section 409A of the Code.  It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section

1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

(c)                                  Release Prior to Receipt of Benefits.  As a condition of receiving any severance or other benefits under this letter, you shall execute, and allow to become effective, a release of claims agreement (the “Release”) not later than fifty-five (55) days following your Separation from Service in substantially the form as attached hereto as Attachment A.  Unless the Release is timely executed by you, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not receive any of the severance benefits provided for under this letter.  In no event will severance benefits be provided to you until after the Release becomes effective.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of employment, you are required to sign and abide by the Company’s Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”), attached hereto as Attachment B.

INDEMNIFICATION AGREEMENT

You will continue to be covered by, or, if not currently covered by, entitled to enter into, the Amended and Restated Indemnification Agreement (the “Indemnification Agreement”), attached hereto as Attachment C.

PROTECTION OF THIRD PARTY INFORMATION

In your work for the Company, you will be expected not to use or disclose any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality; and not to violate any lawful agreement that you may have with any third party. By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. In addition, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may limit your ability to perform your duties to the Company, or which otherwise could create a conflict of interest with the Company.

OUTSIDE ACTIVITIES

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board expressly consents to your continued service on the boards of directors you currently serve, as set forth on Attachment D.  The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board reasonably determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

MISCELLANEOUS

This letter, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in your employment terms, other than those expressly reserved herein to the Company’s or the Board’s discretion, can only be made in a writing signed by a duly-authorized officer of the Company and you. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this letter shall not be construed against either party as the drafter. Any waiver of a breach of this letter, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.

To ensure the rapid and economical resolution of disputes that may arise under or relate to this letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, execution, or interpretation of this letter, your employment or the termination of your employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration conducted by JAMS, Inc. (“JAMS”) before a single arbitrator in San Jose, California in accordance with the applicable JAMS rules then in effect (which can be found at http://www.jamsadr.com/rules-clauses/). Claims subject to this arbitration provision shall (a) include, but not be limited to, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the California Fair Employment and Housing Act; the Wisconsin Fair Employment Law, Wisconsin Statutes Sections 111.31-111.395; and Claims pursuant to common law, tort law or contract law, including (without limitation) Claims for breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation and/or emotional distress; and (b) exclude Claims that by law are not subject to arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS fees in excess of the amount of filing and other court-related fees you would have been required to pay if the Claims were asserted in a court of law. You and the Company acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding.  Nothing in this letter shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

Please sign this letter and the attached Confidential Information Agreement and return them to me within three (3) days to accept employment with the Company on the terms set forth herein. Our employment offer will expire if we do not receive the fully signed letter and Confidential Information Agreement from you within this timeframe. We are very excited about having you join us and look forward to working with you.

Sincerely,

Anacor Pharmaceuticals, Inc.

/s/ Anders Hove

Anders Hove,
Authorized Representative of the Board

Accepted and Agreed:

/s/ Paul Berns
Paul Berns

Dated:	March 18, 2014